May 3, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have reviewed Item 4.01 and 4.02 of Heli Electronics Corp.’s Form 8-K/A dated April 21, 2011 filed with the Securities and Exchange Commission (the “SEC”), and we are in agreement with the statements concerning our firm in those paragraphs.

In our resignation letter dated March 3, 2011, we notified the company that due to the accounting irregularities identified during our 2010 audit and management’s unwillingness to cooperate and provide adequate resolution to our findings during the 2010 audit, we could no longer rely on management’s representations required to support our opinions related to the consolidated financial statements of Heli Holding Group Ltd. and Subsidiaries as of December 31, 2009 and 2008, included in the Form 8-K filed with the SEC on June 16, 2010. We agree with management to file a statement of non-reliance on previously issued financial statements under Item 4.02 of the Form 8-K dated May 3, 2011.

Regards,

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas